Exhibit 3.1.4

CERTIFICATE of MERGER

of

JCHC MERGER SUB, INC.

with and into

JACK COOPER HOLDINGS CORP.

Pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (“DGCL”), the undersigned corporation does hereby certify that:

FIRST: The name of each constituent corporation is:

(a)                                 JCHC MERGER SUB, INC., which is incorporated under the laws of the State of Delaware; and

(b)                                 JACK COOPER HOLDINGS CORP., which is incorporated under the laws of the State of Delaware.

SECOND: The Agreement and Plan of Merger, dated as of June 5, 2014 (the “Agreement of Merger”), among JACK COOPER HOLDINGS CORP., JCH PARENT, INC. and JCHC MERGER SUB, INC. has been approved, adopted, certified, exeeuted and acknowledged by each of the constituent corporations in accordance with Section 251(g) of the General Corporation Law of the State of Delaware and each of the conditions specified in Section 251(g) of the General Corporation Law of the State of Delaware has been satisfied.

THIRD: Pursuant to the Agreement of Merger, JCHC MERGER SUB, INC. shall merge with and into JACK COOPER HOLDINGS CORP. and JACK COOPER HOLDINGS CORP. shall be the surviving corporation.

FOURTH: The name of the surviving corporation shall be JACK COOPER HOLDINGS CORP.

FIFTH: The Certificate of Incorporation of the JACK COOPER HOLDINGS CORP. as now in force and effect, shall be amended and set forth below and, as so amended, shall be the Certificate of Incorporation of the surviving corporation, until further amended and changed pursuant to the provisions of the laws of the State of Delaware:

A.                                    Article IV shall be amended in its entirety to read:

“The total number of shares of all classes of equity securities which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.0001 per share (“Common Stock”).”

B.                                    A new Article XIII shall be added, which shall read in its entirety:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption under the

DGCL or this certificate of incorporation the approval of the stockholders of the Corporation, shall, pursuant to subsection 7(i)(A) of Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of JCHC Parent, Inc. (or any successor by merger), by the same vote as is required by the DGCL and/or this certificate of incorporation of the Corporation.”

SIXTH: The executed Agreement of Merger is on file at an office of the surviving corporation of the merger at 1100 Walnut Street, Suite 2400, Kansas City, Missouri, 64106.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation of the merger, on request and without cost, to any stockholder of either constituent corporation.

EIGHTH: The merger is to become effective upon the filing of this Certificate of Merger.

IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer as of this 5th day of June, 2014.

JACK COOPER HOLDINGS CORP.

By:	/s/ Theo Ciupitu
Name:	Theo Ciupitu
Title:	Executive Vice President

(Signature Page to Certificate of Merger)